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EXHIBIT 10.45

                              Office of the
                              President and Chief Executive Officer

December 28, 2000

Mr. Thomas Gallagher
Park Place Entertainment Company
3930 Howard Hughes Parkway
Las Vegas, NV 89109

Dear Tom:

In light of your new position, your employment will terminate from Hilton Hotels Corporation ("Hilton") on December 31, 2000. In consideration for all of the valuable services you rendered to Hilton during your career, and in full satisfaction of any rights that you may have accrued under the Company's 1996 Stock Incentive Plan (the "Option Plan") and the Company's Supplemental Retirement and Retention Plan (the "SRRP"), the Company will agree to provide you with the exit arrangement summarized below. If this is acceptable to you, please so indicate in the space provided below. This letter will then serve as our agreement as to your continuing entitlements under the Option Plan and the SRRP and confirm that there are no other benefits or rights due to you under either such plan. You and Hilton hereby agree as follows:

1.  Hilton will take all steps necessary to cause the stock options granted to you under the Option Plan on January 13, 2000 (for 200,000 shares) to be fully vested and exercisable (at $9.21875 per share) until January 12, 2006. All other options granted to you under the Option Plan will terminate with your termination of employment on December 31, 2000.

2.  You were originally credited with an interest in 279,065 shares under the SRRP. Hilton will also take all stops necessary to cause 48% of your entitlement under the SRRP (133,951 shares) to vest and be distributable to you in accordance with the terms of the SRRP. The balance of your interest under the SRRP (145,114 shares) will be forfeited with your termination of employment on December 31, 2000.

Mr. Thomas Gallagher
December 28, 2000
Page Two

If the foregoing accurately sets forth your understanding of the agreement between Hilton and you, please so indicate in the space provided below in the copy of this letter attached and return the same to me for our files. This letter will then constitute a binding obligation of both you and Hilton as to the matters described above.

                      Sincerely yours,

                      Hilton Hotels Corporation
                      By: Stephen F. Bollenbach

This letter accurately sets forth my agreement with
Hilton Hotels Corporation as to the matters described.

Thomas Gallagher

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EXHIBIT 10.45